Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor & Media Contact:

John Bluth

Executive Director

Corporate Communications & Investor Relations

CV Therapeutics, Inc.

(650) 384-8850

CV THERAPEUTICS REPORTS 2008 FOURTH QUARTER AND

FULL YEAR FINANCIAL RESULTS

— 64 percent year-over-year increase in Ranexa® net revenue —

—Company retires more than $100 million in convertible debt in 2008—

—Ranexa prescriptions for first week in February hit record high according to IMS—

PALO ALTO, Calif., February 20, 2009 – CV Therapeutics, Inc. (Nasdaq: CVTX) today reported financial results for the fourth quarter and full year ended December 31, 2008.

For the year ended December 31, 2008, the company reported a net loss of $98.5 million, or $1.61 per share, compared to a net loss of $181.0 million, or $3.05 per share, for the year ended December 31, 2007. This $1.44 per share reduction represents a 47 percent improvement in net loss from 2007 to 2008. For the quarter ended December 31, 2008, the company reported a net loss of $37.0 million, or $0.60 per share. This compares to a net loss of $34.1 million, or $0.57 per share, for the same quarter in 2007.

“2008 was an exceptional year for CV Therapeutics and its shareholders, as we received three major regulatory approvals, retired more than $100 million in debt, completed two major strategic transactions bringing in more than $250 million in non-dilutive net cash, grew our Ranexa business by 64 percent year-over-year, and saw our share price outperform the NASDAQ by more than 40 percent,” said Dr. Louis Lange, chairman and chief executive officer of CV Therapeutics.

“With the company’s solid cash position, the full promotional launch of the improved U.S. Ranexa labeling and the imminent introduction of Ranexa in Europe, we expect 2009 to be another outstanding year, highlighted by increasing revenues and pipeline advancement with CVT-3619 and other programs. We expect to be able to provide an update regarding profitability timing by the middle of the year,” Lange added.

For the quarter ended December 31, 2008, the company recorded $31.5 million of net product sales of Ranexa® (ranolazine extended-release tablets) in the U.S., which represents an increase of four percent compared to the $30.3 million of net product sales recorded in the prior quarter ended September 30, 2008 and an increase of 51 percent compared to the $20.9 million of net product sales recorded in the same quarter in the prior year. For the full year ended December 31, 2008, the company recorded $109.3 million of net product sales of Ranexa in the U.S., which represents an increase of 64 percent compared to the $66.7 million of net product sales recorded in the prior full year ended December 31, 2007.

Total Ranexa prescriptions (TRx), as tracked by IMS, reached a record high of 11,604 TRx for the week ended February 6, 2009. This number includes a record high of 4,322 new prescriptions (NRx), and a record 1,361 new to brand prescriptions (NBRx), which represent first time Ranexa patients. Since the FDA approval of significantly improved U.S. labeling in November, average weekly TRx (excluding holiday weeks) have increased by 12 percent, NRx by 21 percent and NBRx by 24 percent.

For the quarter ended December 31, 2008, the company recorded total revenues of $41.9 million, which consisted of $31.5 million of net product sales of Ranexa, $10.1 million of royalty and license revenue and $0.3 million of collaboration, milestone and other revenue. The $10.1 million of royalty and license revenue includes $3.1 million of amortization of our $175.0 million upfront payment earned from TPG-Axon Capital in exchange for rights to 50 percent of our royalty on North American sales of Lexiscan® (regadenoson injection) by Astellas US LLC (Astellas), $5.4 million of royalty revenue earned under our collaboration with Astellas and $1.6 million of amortization of our $70.0 million upfront license payment from the Menarini Group (Menarini) for the exclusive rights to Ranexa in the European Union and certain other countries.

For the full year ended December 31, 2008, the company recorded revenue of $154.5 million, consisting of $109.3 million of net product sales of Ranexa, $18.8 million of royalty and license revenue and $26.5 million of collaboration, milestone and other revenue. The $18.8 million of royalty and license revenue includes $8.9 million of amortization of our $175.0 million upfront payment earned from TPG-Axon Capital, $8.0 million of royalty revenue earned under our collaboration with Astellas and $1.9 million of amortization of our $70.0 million upfront license payment from Menarini. The $26.5 million of collaboration, milestone and other revenue includes a $12.0 million milestone payment from Astellas associated with the U.S. Food and Drug Administration (FDA) approval for Lexiscan® , a $10.0 million milestone payment from TPG-Axon Capital associated with the commercial launch of Lexiscan®, a $3.0 million milestone payment from Biogen Idec, Inc. received upon achievement of a development milestone related to their Adentri® program and $1.5 million of collaboration and other revenue primarily related to reimbursement of costs from our collaborative partner Astellas for Lexiscan® in North America.

Costs and expenses for the full year ended December 31, 2008, excluding cost of sales, was $217.2 million. This is consistent with the company’s guidance for 2008, which stated costs and expenses, excluding cost of sales, would be approximately $220.0 million. Total costs and expenses including cost of sales were $236.5 million for the full year ended December 31, 2008 compared to $263.7 million for the prior year ended December 31, 2007. The year-over-year decrease in costs and expenses was primarily due to lower personnel-related expenses as a result of the company’s May 2007 restructuring plan and lower research and development expense, partially offset by higher cost of sales due to higher net product sales of Ranexa.

Costs and expenses were $69.5 million for the quarter ended December 31, 2008. This compares to total costs and expenses of $57.2 million for the prior quarter ended September 30, 2008 and $55.8 million for the same quarter in 2007. The increase in costs and expenses in the quarter ended December 31, 2008 compared to the same quarter in 2007 and the prior quarter ended September 30, 2008 was consistent with our previous guidance and was primarily due to higher sales and marketing expenses related to commercialization of the new Ranexa label approved by the FDA in November 2008 and higher external research and development costs largely related to the CVT-3619 clinical program.

Our cash utilized in operations, net of unusual events, for the quarter ended December 31, 2008 was $26.1 million compared to $14.8 million for the quarter ended September 30, 2008. For a reconciliation of cash utilized in operations, please refer to the table provided below. The increase in cash utilization in operations in the quarter ended December 31, 2008 compared to the prior quarter was consistent with our previous guidance and due primarily to increased expenses relating to the commercialization of the new Ranexa label. At December 31, 2008, the company had cash, cash equivalents and marketable securities of $263.4 million compared to $301.9 million at September 30, 2008.

During 2008 the company retired $107.3 million face value of our convertible subordinated notes. The amount of 2% debt putable in 2010 has now been reduced to $39.7 million. Including this amount, the company ended the year with a convertible subordinated notes balance of $292.2 million. For these transactions, the company used approximately $74.5 million in cash and issued approximately 2.0 million shares of common stock in private exchanges and open market repurchases. In the second quarter, $48.4 million in cash was used for repurchases which resulted in a gain of $4.8 million in the quarter; in the third quarter, $14.2 million in cash was used for repurchases, which resulted in a gain of $0.8 million in the quarter; and in the fourth quarter, $11.9 million in cash was used and approximately 2.0 million shares of common stock were issued for open market repurchases and private exchanges, which resulted in a net loss of $8.0 million in the quarter. In total, the net effect of debt retirement for the full year ended December 31, 2008 was $2.4 million in loss on extinguishment of debt which was recorded in interest and other income (expense), net.

Company management will webcast a conference call on February 20, 2009 at 8:30 a.m. EST, 5:30 a.m. PST, on the company’s website. To access the live webcast, please log on to the Company’s website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (866) 524-6241, and international callers may participate in the conference call by dialing (706) 679-3061. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through February 27, 2009. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the conference identification number is 82673456.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company primarily focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics’ approved products in the United States include Ranexa® (ranolazine extended-release tablets), indicated for the treatment of chronic angina, and Lexiscan® (regadenoson) injection for use as a pharmacologic stress agent in radionuclide myocardial perfusion imaging in patients unable to undergo adequate exercise stress. Ranexa® (ranolazine prolonged-release tablets) is approved for use in the European Union as add-on therapy for the symptomatic treatment of patients with stable angina pectoris who are inadequately controlled or intolerant to first-line anti anginal therapies. CV Therapeutics also has other clinical and preclinical drug development candidates and programs.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to research and development and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property and other risks detailed from time to time in CV Therapeutics’ SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

—Tables to follow—

CV THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
Revenues:
Product sales, net	$31,518	$20,928	$109,264	$66,651
Royalties and license	10,141	—	18,760	—
Collaboration, milestone and other	264	1,474	26,451	16,172

Total revenues	41,923	22,402	154,475	82,823

Costs and expenses:
Cost of sales	6,355	3,131	19,329	9,689
Research and development	22,016	19,710	75,148	94,742
Selling, general and administrative	41,082	32,950	142,073	152,496
Restructuring charges	—	(11)	(7)	6,763

Total costs and expenses	69,453	55,780	236,543	263,690

Loss from operations	(27,530)	(33,378)	(82,068)	(180,867)
Other income (expense), net:
Interest and other income (expense), net	(6,047)	2,421	3,640	12,533
Interest expense	(3,188)	(3,174)	(12,955)	(12,672)

Total other income (expense), net	(9,235)	(753)	(9,315)	(139)

Loss before income taxes	(36,765)	(34,131)	(91,383)	(181,006)
Income tax provision	188	—	7,138	—

Net loss	$(36,953)	$(34,131)	$(98,521)	$(181,006)

Basic and diluted net loss per share	$(0.60)	$(0.57)	$(1.61)	$(3.05)

Shares used in computing basic and diluted net loss per share	61,932	59,696	61,132	59,335

CONSOLIDATED BALANCE SHEET DATA

(In Thousands)

(Unaudited)

	December 31, 2008	December 31, 2007
Assets:
Cash, cash equivalents, and marketable securities	$263,360	$174,245
Other current assets	57,265	41,825

Total current assets	320,625	216,070
Property and equipment, net	15,277	19,131
Other assets	28,071	23,635

Total assets	$363,973	$258,836

Liabilities and stockholders’ deficit:
Current liabilities	$74,589	$39,183
Deferred revenue, long-term	215,298	—
Convertible subordinated notes	292,230	399,500
Other long-term obligations	4,020	5,551
Stockholders’ deficit	(222,164)	(185,398)

Total liabilities and stockholders’ deficit	$363,973	$258,836

RECONCILIATION OF CASH UTILIZED IN OPERATIONS

(In Thousands)

(Unaudited)

	Three months ended,
	December 31, 2008	September 30, 2008
Ending cash, cash equivalents, and marketable securities	$263,360	$301,862
Beginning cash, cash equivalents, and marketable securities	301,862	274,735 *

Change in cash, cash equivalents, and marketable securities	$(38,502)	$27,127
Adjustments for unusual events:
Cash used to repurchase convertible subordinated notes	$11,926	$14,245
Estimated tax payments	439	10,324
Milestone obligation payment to Roche Palo Alto LLC	—	9,000
Cash received for upfront license payment from Menarini	—	(70,000)
Cash received from Biogen for milestone and stock purchase	—	(5,500)

Total adjustments	12,365	(41,931)

Cash utilized in operations, net of adjustments	$(26,137)	$(14,804)

*	includes restricted cash of $2.4 million